Exhibit 99.2

365 W. Passaic Street, Suite 525 Rochelle Park, NJ 07662 (347) 821 - 3400 Fax: (212) 755 - 6833 Joe@Capstonetrade.com CONFIDENTIAL June 26, 2025 Commitment Letter Orbic North America, LLC 555 Wireless Blvd. Hauppauge, NY 11788 Attention: Mike Narula Dear Mike, You have advised Capstone Project Finance, LLC, for itself and/or on behalf of one or more investment funds controlled, managed and/or advised by it, (in such capacity, “ CaDstonc” , “ we ” or “i¡y”) that Orbic North America, LLC, a New York limited liability company (“ Orbic ” or “ you ”), and certain of your affiliates intend to consummate the transactions described on Exhibit A (the “ Term Sheet ”) . Capitalized terms used but not otherwise defined in this Commitment Letter (as defined below) are used with the meanings assigned to such terms in the Term Sheet . 1. Commitments; Title and Roles. In connection with the Transactions, Capstone hereby confirms its commitment to fund on the Effective Date up to $ 50 , 000 , 000 in aggregate principal amount of First Lien Notes (the commitments to purchase the First Lien Notes, the “ First lien Note Commitments” ) upon the terms set forth in this Commitment Letter and subject solely to the applicable conditions set forth in the Term Sheet under the heading “Conditions Precedent to the Effective Date” (the “ Sole Conditions” ) . The Term Sheet, together with this letter, are collectively referred to as this “ Commitment Letter” . It is agreed that Capstone will act as the sole and exclusive structuring agent, arranger, manager, bookrunner and placement agent (in such capacity, the “ Lead Arranger” ) for the First Lien Notes pursuant to the terms set forth in this Commitment Letter ; provided that you agree that the Lead Arranger may perform its responsibilities hereunder through its affiliates . You agree that the Lead Arranger will have “left” and “highest” placement in any and all marketing materials

2 and documentation used in connection with the First Lien Notes . You further agree that no other structuring agents, arrangers, managers, bookrunners or placement agents will be appointed, no other titles will be awarded and no compensation (other than as expressly contemplated by the Term Sheet) will be paid in connection with a commitment to provide the First Lien Notes unless you and we shall so agree . The commitment hereunder and the undertaking of the Lead Arranger to provide the services described herein are subject to the satisfaction of each of the following conditions precedent in a manner acceptable to the Lead Arranger : (a) the completion of a due diligence review of the assets, liabilities (including contingent liabilities) and business of you and the Target and your respective subsidiaries, in scope and with results satisfactory to us in our reasonable discretion ; (b) the accuracy and completeness of all representations that you make to the Lead Arranger, and your compliance with the terms of this Commitment Letter (including the Term Sheet) and the Fee Letter ; (c) prior to and during the syndication of the First Lien Notes there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of you or any of your subsidiaries or affiliates ; and (d) the negotiation, execution and delivery of the Definitive Note Documentation . 2 . Assignments . Capstone, as it may deem appropriate in connection with the services provided by it hereunder, agrees to conduct tailored syndication in relation to the First Lien Note Commitments in consultation with you and at all times in compliance with this Section 2 and the terms of the Definitive Note Documentation, it being understood and agreed that (i) except with respect to an assignment of First Lien Note Commitment to any Disqualified Purchaser (as defined below), your consent shall not be required for any assignment of First Lien Note Commitments and (ii) Capstone shall not syndicate any First Lien Note Commitments to (a) those persons identified by you in writing to Capstone prior to the date hereof, (b) any person in the business of manufacturing or selling phones, tablets, laptops, electronic wearables, hotspots, routers or related accessories, (c) other competitors of you and/or Target (as defined in the Term Sheet) and your and its respective subsidiaries that are or will be in the same or a similar or reasonably related or ancillary line(s) of business that are identified by you to Capstone (or, after the Effective Date, to the Notes Agent) by written notice from time to time after the date hereof and (d) any affiliate of any person described in clauses (a), (b) or (c) above that is identified by you to Capstone (or, after the Effective Date, to the Notes Agent) in writing from time to time or clearly identifiable solely on the basis of its name as an affiliate of such person (collectively, the “ Disqualified Purchasers ”) ; provided, that Disqualified Purchasers shall exclude any person that you have designated as no longer being a “Disqualified Purchaser” by written notice delivered to us (or, after the Effective Date, to the Notes Agent) from time to time ; provided, further, that no updates to the list of Disqualified Purchasers shall be deemed to retroactively disqualify any parties that have previously acquired an assignment or participation interest or any party for which the “trade date” with respect to an assignment or participation interest has occurred in respect of the First Lien Notes in compliance with the provisions of the Definitive Note Documentation, from continuing to hold or vote such previously acquired assignments and participations or from closing an assignment or participation interest sale for which the “trade date” has previously occurred on the terms set forth herein for Note Purchasers that are not Disqualified Purchasers .

3 Notwithstanding anything to the contrary in this Section 2 , (i) neither Orbic nor Capstone shall be released or novated from its obligations hereunder until the earliest of(x) the purchase of all First Lien Notes, (y) the execution of the Definitive Note Documentation (after which such obligations shall be governed by the Definitive Note Documentation) and (z) the termination of this Commitment Letter in accordance with its terms, (ii) Capstone shall retain exclusive control over all rights and obligations with respect to their commitments, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the earliest date set forth in the preceding clause (i) has occurred, and (iii) upon effectiveness of the Definitive Note Documentation, the relevant provisions of such Definitive Note Documentation shall supersede the provisions of this Section 2 . Further, neither the commencement, conduct or completion of such syndication nor compliance with the provisions of this Section 2 or any other provision of this Commitment Letter (other than the Sole Conditions) is a condition to the First Lien Note Commitments or the purchase of the First Lien Notes . 3. Representations and Warranties of Orbic. Orbic represents and warrants to Capstone that (a) all written information concerning Orbic and the Target, and their respective subsidiaries and their respective businesses, other than the projections, forecasts, financial estimates and other forward - looking information (the “ Projection Materials” ), and information of a general economic or industry - specific nature, that has been or will be made available to us by you, the Target or any of your or its affiliates or representatives on your or its behalf in connection with the Transactions (the “ Information ”), when taken as a whole, is and will be (with respect to the Target, its subsidiaries, or their respective operations or assets, to Orbic's knowledge), when furnished, correct in all material respects and does not and will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates to such statements from time to time) and (b) the Projection Materials that have been or will be made available to Capstone by or on behalf of you, the Target or any of your or its affiliates or representatives have been or will be prepared in good faith based upon assumptions believed by you or it to be reasonable at the time furnished (it being recognized by Capstone that such Projection Materials are not to be viewed as facts or guaranties of performance and are subject to significant uncertainties and contingencies many of which are beyond your or the Target's control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material) . You agree that if, at any time prior to the Effective Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect if the Information or the Projection Materials were being furnished and such representations were being made at such time, you will promptly supplement and, in the case of Information and/or Projection Materials related to the Target, use your commercially reasonable efforts to promptly supplement, the Information and/or the Projection Materials, as applicable, so that the representations and warranties in the preceding sentence remain true in all material respects at such time under those circumstances, it being understood and agreed that any such supplement received prior to the Effective Date shall cure any breach of such representations . You understand that we may use and rely on the Information and Projection Materials for purposes of the transactions contemplated by this Commitment Letter without independent verification thereof .

4 4. Fee Letter As consideration for the commitments and agreements of Capstone hereunder, you agree to pay or cause to be paid the non - refundable payments described in the Fee Letter to be executed between you and Capstone (the “ Fee Letter ”) on the terms and subject to the conditions (including as to timing and amount) expressly set forth therein . 5. Sharing of lnforrnation; Absence of Fiduciary Relationship. You acknowledge that Capstone from time to time may, (a) effect transactions for their own or their respective affiliates' account or the account of customers, and hold long positions in debt or equity securities, loans or other securities and financial instruments of companies that may be the subject of the Transactions or with which you or your affiliates may have commercial or other relationships or (b) provide debt financing, equity capital, investment banking, financial advisory services, securities tTading, hedging, financing and brokerage activities and financial planning and benefits counseling to other companies or similar services in respect of which you or your affi liates may have conflicting interests . Orbic and its affiliates hereby waive and release, to the fullest extent permitted by law, any claims it or such affiliate has or will or may have hereunder with respect to any conflict of interest arising from such transactions, activities, investments or holdings, or arising from the failure of Capstone or any of their respective affiliates or customers to bring such transactions, activities, investments or holdings to their attention . You acknowledge and agree that (a)(i) the arrangements described in this Commitment Letter regarding the Transactions are arm’s - length commercial transactions between you and your affiliates, on the one hand, and Capstone on the other hand, that do not directly or indirectly give rise to, nor do you rely on, any fiduciary or other implied duty on the part of Capstone and we expressly disclaim any fiduciary or other implied relationship to any party hereto or any of such parties’ affiliates or any other person or entity, (ii) you waive, to the fullest extent permitted by law, any claims you may have against Capstone for breach of fiduciary duty or alleged breach of fiduciary duty arising prior to the date hereof, (iii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate and you are not relying on Capstone for such advice, and (iv) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the Transactions and are responsible for making your own independent judgment with respect to the transactions contemplated by this Commitment Letter and the process leading thereto ; and (b) in connection with the Transactions, Capstone does not have an obligation to you or your affiliates except those obligations expressly set forth in this Commitment Letter and in any other agreement with you or any of your affiliates . If requested, you agree to assist the Lead Arranger in the preparation of an information memorandum and other materials to be used in connection with the syndication of the First Lien Notes (collectively with the Term Sheet, the “ Information Materials” . You acknowledge that the Lead Arranger may make available on your behalf Information Materials to the proposed syndicate of Note Purchasers by posting the Information Materials on IntraLinks, SyndTrak, or another similar electronic system . In connection with the syndication of the First Lien Notes, unless the parties hereto otherwise agree in writing, you shall be under no obligation to provide Information Materials suitable for distribution to any prospective Note Purchaser (each, a “ Public Note Purchaser” ) that has personnel who do not wish to receive material non - public information (within or omission of Orbic or any of its affiliates or subsidiaries. Notwithstanding anything in this 5 the meaning of the United States federal securities laws, “ MNPI ”) with respect to you, the Target or your respective affiliates, or the respective securities of any of the foregoing . You agree, however, that : (a) the Definitive Note Documentation will contain provisions concerning Information Materials to be provided to Public Note Purchasers and the absence of MNPI therefrom ; (b) Information Materials made available to prospective Public Note Purchasers in accordance with this Commitment Letter shall not contain MNPI, whether or not any Information Materials are marked “PUBLIC” ; and (c) the Lead Arranger, on your behalf, may distribute the following documents to all prospective Note Purchasers, subject to the confidentiality provisions herein, (i) administTative materials for prospective Note Purchasers, such as meeting invitations and funding and closing memoranda, (ii) notifications of changes to the terms of the First Lien Notes, and (iii) other materials intended for prospective Note Purchasers after the initial distribution of the Information Materials, including drafts and final versions of the Definitive Note Documentation . You have previously authorized us to distribute the Information Materials to prospective Note Purchasers subject to the confidentiality provisions herein . 6. Indemnification. Orbic hereby agrees to indemnify and hold harmless Capstone and all the respective officers, directors, members, partners, trustees, employees, shareholders, advisors, agents, and other representatives of each of the foregoing and their respective successors and permitted assigns (each, an “ Indemnified Person” ) from and against any and all actual losses, claims, damages, and liabilities, joint or several, to which any such Indemnified Person may become subject arising out of, in connection with, or as a result of this Commitment Letter, the services rendered hereunder, or the Transactions, or any claim, litigation, investigation or proceeding, actual or threatened, relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto and whether or not the transactions contemplated hereby are consummated, and to reimburse each Indemnified Person within 30 days following written demand therefor (together with reasonable backup documentation supporting such reimbursement request) for any reasonable and documented out - of - pocket expenses (but limited, in the case of legal fees and expenses, to those of(x) the counsel identified in the Term Sheet as counsel to Capstone and (y) solely in the case of an actual or potential conflict of interest, one additional counsel to all affected Indemnified Persons, taken as a whole (and, if reasonably necessary, of one local counsel in each relevant material jurisdiction to all such persons, taken as a whole and, solely in the case of an actual or potential conflict of interest, one additional local counsel to all affected Indemnified Persons, taken as a whole, in each such relevant material jurisdiction)) incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing or in connection with the enforcement of the indemnification obligations set forth herein ; provided that no Indemnified Person will be entitled to indemnity hereunder in respect of any loss, claim, damage, liability or related expense to the extent that it is found by a final, non - appealable judgment of a court of competent jurisdiction that such loss, claim, damage, liability or expense arises from (i) the bad faith, gross negligence or willful misconduct of or material breach of this Commitment Letter by, such Indemnified Person (or any of its Related Parties (as defined below)) (it being agreed that compliance by Capstone with this Commitment Letter and the Transactions expressly contemplated hereby shall not be deemed bad faith, gross negligence or willful misconduct) or (ii) any disputes solely among Indemnified Persons and not arising out of any act occurs, Orbic shall reimburse Capstone promptly upon presentation of an invoice together with 6 Commitment Letter, the Fee Letter and/or the Term Sheet, Orbic will have no obligation to indemnify any Indemnified Person for income taxes, franchise taxes or branch profits taxes incurred by such person in connection with the fees or other compensation such person receives in connection with this Commitment Letter, the Fee Letter and/or the Term Sheet ; provided that this sentence shall not limit Orbic's indemnification obligations and other obligations with respect to withholding taxes and other taxes after the Effective Date pursuant to the Definitive Note Documentation . In no event will any Indemnified Person, any other party hereto, Orbic or any of Orbic's affiliates or any of their respective officers, directors, partners, trustees, employees, managed funds and accounts, shareholders, advisors, agents, representatives, attorneys and controlling persons and each of their respective heirs, successors and assigns be liable on any theory of liability for indirect, special, or consequential damages, lost profits or punitive damages in connection with this Commitment Letter, the Fee Letter or the Transactions, provided that nothing contained in this sentence shall limit Orbic's indemnification obligations to the extent set forth above to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnified Person is entitled to indemnification hereunder . Orbic shall not be liable for any settlement of any proceeding (or expenses relating thereto) effected without Orbic’s consent, but if settled with Orbic's written consent, or if there is a final judgment against an Indemnified Person in any such proceeding, Orbic agrees to indemnify and hold harmless such Indemnified Person to the extent and in the manner set forth above . Orbic shall not, without the prior written consent of the affected Indemnified Person, effect any settlement of any pending or threatened proceeding against such Indemnified Person in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (a) includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such proceeding, (b) does not include any statement as to any admission of fault or culpability of such Indemnified Person, and (c) includes customary confidentiality and non - disparagement agreements . Notwithstanding the foregoing, each Indemnified Person shall be obligated to refund or return any and all amounts paid by Orbic under this paragraph to such Indemnified Person for any losses, claims, damages, liabilities and expenses to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof, as determined by a final non - appealable order of a court of competent jurisdiction . The indemnity and expense reimbursement obligations set forth herein (i) Shall survive the expiration or termination of this Commitment Letter, (ii) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of Capstone or any other Indemnified Person and (iii) shall be binding on any successor or assign of Orbic . For purposes hereof, “ Related PartY ” and “ Related Parties” of an Indemnified Person mean any (or all, as the context may require) of such lndemnified Person's affiliates and controlling persons and its or their respective officers, directors, partners, trustees, employees, managed funds and accounts, shareholders, advisors, agents, representatives, attorneys and controlling persons . Regardless of whether or not the Transactions are consummated or the Effective Date authority, (e) to the Target and to your and their partners, shareholders, members, direct or indirect 7 reasonably detailed supporting documentation (and, for the avoidance of doubt, also upon the occurrence of the Effective Date to the extent such invoice and documentation are provided by the applicable date specified in the Sole Conditions), for reasonable and documented out - of - pocket expenses incurred in connection with the Transactions and the preparation of this Commitment Letter and the Definitive Note Documentation (collectively, the “ Expenses” ), which shall be limited, in the case of fees, charges and disbursements of counsel, to the fees, charges and disbursements of (i) the counsel identified in the Term Sheet as counsel to Capstone and (ii) if necessary, of a single local counsel to Capstone in each relevant material jurisdiction ; provided that, if the Effective Date does not occur, Orbic shall not be required to pay any such Expenses in excess of $ 5 , 000 . 00 . Promptly following Orbic's written request therefor, Capstone shall provide a reasonably detailed summary of Expenses accrued to date . Notwithstanding the provisions above, upon effectiveness of the Definitive Note Documentation, the relevant provisions of such Definitive Note Documentation shall supersede the provisions of this Section 6 . 7. Termination/Expiration of First Lien Note Commitments. The First I . ien Note Commitments hereunder will expire automatically without any further action or notice by any party at 11 : 59 p . m . , New York City time, on July 28 , 2025 , unless at or prior to such time each party hereto has duly executed and delivered to the other parties hereto counterparts to this Commitment Letter . Following the execution and delivery of this Commitment Letter, the obligations of Capstone under this Commitment Letter, including the obligation to purchase the First Lien Notes contemplated hereby, shall terminate automatically and immediately without any further action or notice by any party upon the earliest to occur of : (a) the occurrence of the Effective Date in accordance with the terms of this Commitment Letter (following which such obligations shall be governed by the Definitive Note Documentation), (b) 11 : 59 p . m . , New York City time, on November 17 , 2025 , unless you and Capstone agree to an extension in writing, and (c) the date you deliver written notice of the termination of the First Lien Note Commitments (such earliest date, the “ Expiration Date ”) ; provided that, in each case, any such termination shall not relieve any party hereto from any liability in connection with a breach of this Commitment Letter that occurred before such termination . 8. Confidentialitx . The existence of this Commitment Letter and the terms and conditions herein and the Fee Letter are for Orbic's confidential use only and may not be disclosed by Orbic to any person or entity without the prior written consent of Capstone, except (a) as required to consummate the Transactions (including public filings in connection with the Transactions, if any), (b) in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter, (c) pursuant to an order of a court of competent jurisdiction or any other governmental authority or securities exchange (in which case you agree, to the extent permitted by law, rule or regulation, to use commercially reasonable efforts to inform us promptly thereof), (d) as required in any legal, judicial or administrative proceeding or as otherwise required by applicable law, rule, regulation (including, for the avoidance of doubt, any national or international securities regulations) or any national or international securities exchange or as requested by a governmental extent that such information is independently developed by Capstone or any of its affiliates, (e) to 8 investors, directors (or equivalent managers), trustees, officers, employees, agents, affiliates, attorneys, accountants, independent auditors and other advisors, in each case, on a confidential “need - to - know” basis ( provided, that any such recipient is advised of its obligation to retain such information as confidential (including, without limitation, the limitations set forth in the proviso set forth below)), (I) if Capstone otherwise consents in writing to such proposed disclosure, (g) to the extent required by the definitive documentation governing the existing debt of Orbic and its subsidiaries, (h) that the Term Sheet and the existence of this Commitment Letter (but not the Commitment Letter or the Fee Letter) may be disclosed to any rating agency in connection with the Transactions, (i) this Commitment Letter and its contents (but not the Fee Letter or its contents) may be disclosed to the extent that such information becomes publicly available other than by reason of improper disclosure by you or any of your affiliates in violation of any confidentiality obligations hereunder, (j) this Commitment Letter and the Fee Letter (but not the fees in the Fee Letter) may be disclosed in any syndication of the First Lien Notes, (k) the aggregate amount of the fees (including upfront fees and OID) payable under the Fee Letter may be disclosed as part of generic disclosure regarding sources and uses (but without disclosing any specific fees set forth therein) in connection with any syndication of the First Lien Notes, and (l) on a confidential basis, the Fee Letter and the contents thereof to your and the Target's auditors and accounting and tax advisers for customary accounting and tax purposes, including accounting for deferred financing costs ; provided, further that, (i) prior to the filing of the proxy statement by the Target, the Commitment Letter or the Fee Letter shall not be publicly filed and (ii) after the filing of the proxy statement, you shall (x) provide advance notice, together with a draft of any proposed disclosure to us, of any public filing (including the proxy statement) of this Commitment Letter or Fee Letter or any public disclosure of the Transactions and (y) consult with us on the scope of such disclosure . The provisions of this paragraph shall automatically terminate on the date that is two years following the date hereof . Capstone, on behalf of itself and its affiliates, agrees to use all confidential information provided to them by, or on behalf of, you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter, and otherwise in connection with the transactions contemplated hereby, and agree to treat all non - public information provided to them by or on behalf of you or the Target in connection with the transactions contemplated hereby confidentially and shall not publish, disclose or otherwise divulge such information ; provided that nothing herein shall prevent Capstone and its affiliates from disclosing any such information (a) pursuant to the order of any coun or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation, subpoena or compulsory legal process or upon the request or demand of any regulatory authority (including any self - regulatory authority) or other governmental authority purporting to have jurisdiction over Capstone or any of its affiliates (in which case such Capstone agrees (except with respect to any audit or examination conducted by bank accountants or any self - regulatory authority or governmental or regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law or regulation, to inform you promptly thereof prior to diSClosure), (b) to the extent that such information becomes publicly available other than by reason of improper disclosure by Capstone or any of its affi liates in violation of any confidentiality obligations owing to you hereunder, (c) to the extent that such information is received by Capstone from a third party that is not, to Capstone's knowledge, subject to contractual or fiduciary confidentiality obligations owing to you with respect to such information, (d) to the

9 Capstone's affiliates and their and their affiliated managed and advised funds and their respective employees, directors, officers, partners, members, independent auditors, rating agencies, professional advisors and other experts or agents who need to know such information in connection with the transactions contemplated hereby and who are informed of the confidential nature of such information (with Capstone being responsible for its affiliates' compliance with this paragraph), (f) in connection with the exercise of any remedies hereunder or under the Fee Letter or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, and/or (g) to prospective purchasers, hedge providers, participants or assignees (collectively, “ Prospective Parties” ) ; provided that for purposes of clause (g) above, the disclosure of any such information to any Prospective Party shall be made subject to such Prospective Party's acknowledgment and acceptance that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and Capstone, including, without limitation, as agreed in any Information or other marketing materials) in accordance with standard syndication or other transfer processes or customary market standards for dissemination of such type ot information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such information ; provided further that, no such disclosure shall be made by Capstone to any Disqualified Purchaser . If the Effective Date occurs, Capstone's obligations under this paragraph shall terminate and be superseded by the confidentiality provisions in the Definitive Note Documentation . Otherwise, the provisions of this paragraph shall expire on the date that is two years after the date hereof . It is understood and agreed that Capstone may advertise or promote its role in arranging or providing any portion of the First Lien Note Commitments (including in any newspaper or other periodical, on any website or similar place for dissemination of information on the internet, as part of a “case study” incorporated into promotional materials, in the form of “tombstone” advertisement or otherwise) without consulting with you ; provided that any such advertisement or promotion shall be at the sole cost and expense of Capstone . 9 . Governing Law : Jurisdiction ; Waivers . This Commitment Letter, and any claim, controversy or dispute arising under or related to this Commitment Letter, whether in tort, contract (at law or in equity) or otherwise, shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without regard to principles of conflicts of law thereof to the extent such principles would cause the application of the law of another state ; provided, that it is understood and agreed that (a) the interpretation of the definition of Material Adverse Effect, (b) the determination of the accuracy of any disclosure or representation by Orbic and whether as a result of any breach thereof by Orbic or its applicable affiliate (taking into account any applicable cure periods) Capstone would have the right to terminate its obligations under the Commitment Letter or decline to release the funding raised under the First Lien Notes as a result of a breach of such representations, in each case shall be governed by, and construed in accordance with the law governing any definitive acquisition agreement relating to a transaction for which it is contemplated that proceeds of the funding raised under the First Lien Notes will be used, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof . Each of the parties to this Commitment Letter irrevocably and unconditionally (a) submits to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City of New York (or any appellate court

10 therefrom) over any suit, action or proceeding arising out of or relating to this Commitment Letter and (b) agrees that a final judgment in any such action may be enforced in any such court . Each of the parties to this Commitment Letter irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum . The parties hereto hereby waive, to the fullest extent permitted by applicable law, any right to trial by jury with respect to any action or proceeding arising out of or relating to this Commitment Letter . 10. Miscellaneous . This Commitment Letter shall not be assignable by you without the prior written consent of Capstone, (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto ; provided that, notwithstanding anything to the contrary contained herein and for the avoidance of doubt, each party hereto hereby agrees that Capstone shall have the right to reallocate, sell, assign or otherwise transfer its commitment in respect of any of the First Lien Note Commitments and/or any closing payment and any other obligations hereunder to any affiliate, managed fund, advised or sub - advised fund or managed account of Capstone or its affiliates ; piovided liiFther that, such reallocation, sale, assignment or other transfer will not result in Capstone being released from its obligations hereunder until the earliest of(x) the purchase of all First Lien Notes on the Effective Date, (y) the execution of the Definitive Note Documentation (after which such obligations shall be governed by the Definitive Note Documentation) and (z) the termination of this Commitment Letter in accordance with its terms . This Commitment Letter has been, and is, made solely for the benefit of the parties signatory hereto and, with respect to Section 6 hereof, the Indemnified Persons, and nothing in this Commitment Letter, expressed or implied, is intended to confer or does confer on any other person or entity any rights or remedies under or by reason of this Commitment Letter or the agreements of the parties contained herein . This Commitment Letter may not be amended or waived except by an instrument in writing signed by each party hereto . Except as otherwise expressly agreed in writing by Capstone and Orbic, this Commitment Letter sets forth the entire understanding of the parties hereto as to the scope of the First Lien Note Commitments and the obligations of Capstone and you hereunder, and supersedes all prior agreements, understandings and proposals, whether written or oral, between Capstone and you relating to the First Lien Note Commitments . This Commitment Letter and any amendment or waiver thereof may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument . Delivery of an executed signature page of this Commitment Letter by facsimile or other electronic transmission (including “ . pdf’, “ . tifi’ or similar format) and/or by electronic signature shall be effective as delivery of a manually executed counterpart hereof . Section 2 {Assignments), Section 4 (Fee Letter), Section S (Sharing of Information,’ Absence of Fiduciary Relationship), Section 6 {Indemnification), Section 8 {Confidentiality) and

11 Section 9 ( Governing Law : Jurisdiction : Waivers) contained in this Commitment Letter shall remain in full force and effect regardless of whether the Definitive Note Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Commitments hereunder, subject, in the case of Section 2 (Assignments), Section 6 (Indemnification) and Section 8 (Confidentiality), to the terms of such sections . Each of the parties to this Commitment Letter agrees that this Commitment Letter is and, when executed, the Fee Letter will be, a binding and enforceable agreement with respect to the subject matter contained in this Commitment Letter and the Fee Letter, respectively (including an obligation to negotiate the Definitive Note Documentation in good faith in a manner consistent with this Commitment Letter that does not impair the occurrence of the Transactions and the Effective Date) ; it being acknowledged and agreed that (a) the Transactions are subject in all respects to the applicable terms and conditions set forth in this Commitment Letter, the Fee Letter, the Term Sheet and the Sole Conditions o(prvied,d that the only conditions to the Transactions are the applicable Sole Conditions) and (b) the terms of the Definitive Note Documentation shall be consistent with the Term Sheet and not impair the occurrence of the Transactions on the Effective Date, if the Sole Conditions are satisfied or waived . Capstone notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub . L . 107 - 56 (signed into law on October 26 , 2001 ) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies any affi liate of Orbic and each guarantor under the Definitive Note Documentation, which information includes names, addresses, tax identification numbers and other information that will allow Capstone to identify any affiliate of Orbic and each guarantor under the Definitive Note Documentation in accordance with the PATRIOT Act . This notice is given in accordance with the requirements of the PATRIOT Act and is effective for Capstone . [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

Very truly yours, CAPSTONE PROJECT FINANCE, LLC, on behalf of itself and one or more investment funds controlled, managed and/or advised by it. Joseph F. Ingrassia By: Joseph F. Ingrassia Managing Member [Signature Page to Commitment Letter]

Accepted and agreed as of the date first written above: ORBIC NORTH AMERICA, LLC, a New York lim’ liability mpany By: Name: Title:

EXHIBIT A SUMMARY OF PRINCIPAL TERMS AND CONDITIONS Up to $50,000,000 of First Lien Notes June 26, 2025 The definitive documentation with respect to the First Lien Notes (the “Financing Documentation”) will provide for the following: Issuer: Lead Arranger: Purchasers: Amount/Type: Use of Proceeds: Term: Amortization: Interest Rate: Interest Payments: Orbic North America, LLC, a New York limited liability company (“Orbic”) Capstone Project Finance, LLC, for itself and/or on behalf of one or more investment funds controlled, managed and/or advised by it (in such capacity, “Capstone”) Capstone and other qualified financial institutions and other entities arranged by the Lead Arranger (other than Disqualified Purchasers, as defined in the Commitment Letter to which this Term Sheet is attached) Up to $50,000,000 in aggregate principal amount of First Lien Notes (“Notes”) Proceeds to be used to finance the acquisition of Sonim Technologies, Inc. (“Target”) and for other corporate purposes of Issuer 5 Years from the Effective Date (as defined below) The Notes shall be repayable in equal quarterly installments in an aggregate annual amount equal to 5.0% of their original principal amount in each of the first three years after the Effective Date and 10% of their original principal amount in each of the next two years, commencing with the first full fiscal quarter following the Effective Date. The Notes will be repayable in full on the fifth anniversary of the Effective Date (the “Maturity Date”) A fixed rate equal to 10% (Ten Percent) per annum as long as the leverage ratio is maintained in accordance with a grid to be set forth in the Financing Documentation. Quarterly and on the last day of selected interest periods and upon the date of any prepayment and on the Maturity Date

Repayment Terms: Upfront Fee: Call Protection: Guarantors: Collateral: • Security interest on all non - real estate assets of the Issuer subject to permitted liens and customary exclusions • Pledge of 100% of the stock of Target. Reporting: • Quarterly financial statements within 60 days of fiscal quarter end. • Audited financial statements of the Issuer within 120 days of fiscal year end. • Annual operating budget for the next fiscal year within 30 days of each fiscal year end. The operating budget shall include a balance sheet, income statement and statement of cash flows, and any assumptions used for the budget. Financial Covenant: Other Covenants: • Limitations on additional indebtedness, liens and guaranties. • Restrictions on loans, advances and investments. • Limitations on redemptions and repurchases of equity, dividends and distributions. • Restrictions on change of control. Conditions Precedent to the Effective Date: The signing of the Financing Documentation and the initial borrowing under the Facilities (the date of such initial borrowing, the "Effective Date") will be subject to such conditions as are usual and customary for similar financings including: Quarterly payments of Principal plus interest as set forth above. Shall be computed against the aggregate amount of Notes as set forth in the Fee Letter, as defined in the Commitment Letter to which this Term Sheet is attached None Any existing and future subsidiaries of the Issuer (subject to customary limitations for controlled foreign corporations) See attached Annex A

Representations and Warranties: Events of Default: Financing Documentation: Governing Law and Jurisdiction: Counsel to the Lead Arranger: • • Execution and delivery of Financing Documentation. • Receipt of all necessary governmental and third - party approvals • Certificate of pro - forma financial covenant compliance demonstrating compliance as of the Effective Date • All documentation regarding the Issuer and Guarantors as shall have been reasonably requested under applicable “know your customer” and anti - money laundering rules and regulations, without limitation, the USA Patriot Act Payment of fees and expenses that are payable on the Effective Date in accordance with this Term Sheet or the Fee Letter. Customary, including, but not limited to, corporate existence, due authorization, execution, delivery, validity and enforceability of documentation, obtaining of all necessary consents and approvals, no violation of law or any agreement or instrument, financial information, solvency, litigation and compliance with law, agreements and instruments. Customary, including, but not limited to, non - payment, incorrect or misleading representation, non - compliance with covenants, bankruptcy, insolvency, and acceleration with respect to other debt of Issuer. The Financing Documentation will (i) be consistent with this Term Sheet and be usual and customary for facilities and transactions of the type proposed, (ii) include customary covenants, events of default, collateral and guarantee provisions and financial definitions, in each case, to be determined by the Lead Arranger and the Issuer in consultation with the Purchasers, (iii) reflect the operational and strategic requirements of the Issuer and its subsidiaries in light of their size, geographic locations, industries, businesses and business practices, operations, financial accounting, cash flow, leverage profile and proposed business plan, (iv) be subject to materiality qualifications, thresholds, baskets and other exceptions to be mutually agreed, and (v) include customary benchmark replacement provisions. The State of New York. Paul J . Pollock Crowell & Moring LLP ppollock@crowell . com 212 - 895 - 4216 (Direct) 201 - 960 - 7343 (Mobile)

Maximum Leverage Ratio: The Leverage Ratio for Borrowers and their consolidated Subsidiaries, for any fiscal quarter, determined as of the last day of such fiscal quarter, shall not be greater than (i) 5.0:1.0 during the period from the Effective Date through December 31, 2025, (ii) 4.0:1.0 during the period from January 1, 2026 through March 31, 2027, and (iii) 3.0 to 1.0 from and after April 1, 2027. Annex A - Financial Covenants